Exhibit 16.1

June 23rd, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Wike Corp.

We have read the statements made by Wike Corp. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ PLS CPAS